Exhibit 23(m)(1)
Amended and Restated Plan of Distribution
Pursuant to Rule 12b-1

TRANSAMERICA INVESTORS, INC.
AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO
RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940
November 9, 2007
     WHEREAS, Transamerica Investors, Inc., a Maryland Corporation (“Corporation”), is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment management company, and offers for public sale shares of beneficial interest; and
     WHEREAS, the Corporation wishes to amend and restate its Plan of Distribution (“Plan”) pursuant to Rule 12b-1 under the 1940 Act for each series of the Corporation (each a “Fund” and collectively, the “Funds”) listed on Schedule A hereto.
     NOW, THEREFORE, the Corporation hereby adopts this amended and restated Plan in accordance with Rule 12b-1 under the 1940 Act with respect to those classes of shares (each a “Class”) of the Funds, or if a Fund’s shares have not been divided into classes, the Fund itself (in this capacity, a “Series”), listed on Schedule A hereto.
Section 1. Annual Fee.
     (a) Service and Distribution Fee. For each Fund with one or more Classes, the Fund may pay to one or more principal underwriters, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of a Fund or Class thereof (each of the foregoing a “Servicing Party”) a service and distribution fee, provided that the aggregate amount of all such payments with respect to a particular Class does not exceed an amount calculated at the annual rate set forth in Schedule A for that Class.
     For each Series, the Series may pay to one or more Servicing Parties a service and distribution fee, provided that the aggregate amount of all such payments with respect to the Series does not exceed an amount calculated at the annual rate set forth in Schedule A for that Fund. For each Series, the remaining provisions of this Plan that speak in terms of Classes shall apply mutatis mutandis to the Series.
     (b) Payment of Fees. The service and distribution fee (the “Service Fees”) described above will be calculated daily and paid monthly by each Fund with respect to each Class as provided in Schedule A.
     The Corporation is authorized to engage in the activities listed herein either directly or through other entities.
Section 2. Expenses Covered by the Plan.
     With respect to the fees payable by each Class, the Service Fees for a Class may be used by a Servicing Party for expenses related to that Class, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) advertising expenses and costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party, including but not limited to, office space and equipment, and communication facilities; (d) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, salary, commissions (including trail or maintenance commissions calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the Servicing Party), travel and related expenses of sales employees or agents of a Servicing Party, and expenses of the following: answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; provided, however, that (i) the Service Fee for a particular Class that may be used by the Servicing Party to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the Servicing Party and other persons as compensation for the sale of the shares (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under FINRA Conduct Rule 2830 or any successor rule, in each case as amended or interpreted by the FINRA (“Rule 2830”), and (ii) the Service Fee for a particular Class that may be used by the Servicing Party to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830.
     The Servicing Party may retain any portions of the Service Fees in excess of its expenses incurred.
     It is recognized that a Fund’s investment adviser, principal underwriter, a Servicing Party, or an affiliate of the foregoing may use its management or advisory fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by the Fund to its adviser or any affiliate thereof, including payments made from such adviser or affiliate’s management or advisory fee or administrative fee or payments made for shareholder services, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1.
     It is further recognized that a Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.
Section 3. Sales Charges
     It is understood that, under certain circumstances, as disclosed in a Fund’s prospectus, an initial sales charge may be paid by investors who purchase Fund shares, and the Fund may pay to the Servicing Party, or the Fund may permit such persons to retain, as the case may be, such sales charge as fully or partial compensation for their services in connection with the sale of Fund shares. It is also understood that, under certain circumstances, as disclosed in a Fund’s prospectus, the Fund or the Servicing Party may impose certain deferred sales charges in connection with the repurchase of such Fund shares, and the Fund may pay to a Servicing Party, or the Fund may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.
Section 4. Approval by Shareholders.
     Except to the extent that, in accordance with Section 8 below, this Plan amends an existing plan adopted pursuant to the Rule with respect to a Fund or Class, the Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to a Class of a Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Class. The Plan will be deemed to have been approved with respect to a Class of each Fund so long as a majority of the outstanding voting securities of that Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.
Section 5. Approval by Directors.
     Neither the Plan nor any related agreements will take effect, with respect to a Class of a Fund, until approved by a majority vote of both (a) the Board of Directors (“Board”) and (b) those Directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Directors”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.
Section 6. Continuance of the Plan.
     The Plan shall continue in effect with respect to each Class for so long as such continuance is specifically approved at least annually by the Directors of the Corporation and by a majority of the Qualified Directors in accordance with Section 5.
Section 7. Termination.
     The Plan may be terminated at any time with respect to a Class of a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the applicable Class of the Fund or (ii) by a majority vote of the Qualified Directors. The Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this Section 7 with respect to any other Class of the Fund.
Section 8. Amendments.
     The Plan may not be amended with respect to any Class so as to increase materially the amount to be spent for distribution, unless such amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Corporation’s Board in the manner described in Section 5.
Section 9. Selection of Certain Directors.
     While the Plan is in effect, the Corporation shall comply with Rule 12b-1(c).
Section 10. Written Reports.
     In each year during which the Plan remains in effect, the officers of the Fund will prepare and furnish to the Corporation’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.
Section 11. Preservation of Materials.
     The Corporation will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.
Section 12. Meanings of Certain Terms.
     As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Corporation under the 1940 Act, by the Securities and Exchange Commission, or as interpreted by the Commission.
Section 13. Severability.
     The provisions of the Plan are severable for each Fund and Class covered by this Plan, and actions taken with respect to a Plan in conformity with the Rule will be taken separately for each such Fund or Class.
Section 14. Governing Law.
     This plan shall be governed by, and construed in accordance with, the laws of the State of Florida and the applicable provisions of the 1940 Act.

Schedule A

Class
Fund	(If Applicable)	Service and Distribution Fee
Transamerica Premier Focus Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier Equity Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier Growth Opportunities Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier Diversified Equity Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier Balanced Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier High Yield Bond Fund	Investor Class	0.25% of average daily net assets
Transamerica Premier Cash Reserve Fund	Investor Class	0.10% of average daily net assets

5